FOR IMMEDIATE RELEASE

                                      Investor Contact:     Helen M. Wilson
                                                            (441) 299-9283
                                      Media Contact:        Wendy Davis Johnson
                                                            (441) 299-9347

      ACE Limited Updates Exposure to September 11, 2001 Tragedy

    HAMILTON, Bermuda--(BUSINESS WIRE)--Sept. 24, 2001--ACE Limited (NYSE: ACE) announced today that, as a result of additional information that it has received, it is increasing its estimate of the impact from the September 11th tragedy ("the tragedy") from a previously disclosed $400 million to a $550 million reduction in third quarter net operating income, after tax. The increase is almost entirely related to reinsurance claims ceded to ACE from companies reinsured by ACE.

    ACE conducted an exhaustive review of its insurance and reinsurance portfolios on a policy by policy basis. This included first party, third party, reinsurance, retrocessional, financial guaranty and life reinsurance exposures. The ultimate incurred loss estimate is based on the most recent information available, but makes no provision for any loss mitigation arising from airline aid legislation or other government aid to victims or municipalities.

    Insurance Exposure

    The majority of ACE's exposure to the tragedy is derived from claims incurred by insured clients of ACE. As the direct insurer of these clients, ACE has individual policy and underwriting information with which to make its own evaluation of the losses. Insofar as ACE's prior disclosure included a provision for losses related to direct insurance claims, ACE's original estimate of net insurance incurred losses remains essentially unchanged.

    Gross insured claims incurred by ACE with respect to the tragedy are covered by significant amounts of reinsurance from high quality reinsurers. Approximately 98% of all reinsurance purchased by ACE is with reinsurers rated A or better, including 38% with reinsurers rated AAA and 33% with AA rated reinsurers, as rated by Standard & Poor's.

    Reinsurance Exposure

    ACE's second principal area of exposure to the tragedy comes from assumed reinsurance ceded to ACE by other insurance or reinsurance companies. With regard to reinsurance assumed by ACE, the Company purchases significantly less reinsurance, or as it is known in the industry "retrocessional coverage", than it does on its primary business. When ACE assumes reinsurance, it analyzes underwriting information supplied by cedants and uses catastrophe models to measure its aggregate exposure to any specific event. Following an event, specific claims information is supplied to ACE by the ceding companies, often on a delayed basis. Companies ceding to ACE have supplied additional information leading ACE to conclude that an increase in its incurred loss estimate is warranted.

    ACE's net incurred reinsurance loss is net of cessions to reinsurance carriers (retrocessionaires). The credit quality of ACE's retrocessionaires for its expected retrocessional recoveries is at principally the same level of high quality as ACE's direct reinsurers.

    ACE has ample liquidity to deal with the current situation. The Company maintains a very high quality investment portfolio with approximately 4% of its assets exposed to the sharply falling equity market.

    Brian Duperreault, chairman and chief executive officer of ACE Limited, said, "With our financial strength intact, ACE continues to provide valuable capacity to its clients in this redefined business environment."

    The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

    Application of the Safe Harbor of the Private Securities
    Litigation Reform Act of 1995:

    Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. The forward-looking statements in this press release relate to the impact of the recent tragedy on the Company's financial position. Among other things, these forward-looking statements could be affected by the number of insureds and reinsureds affected by the tragedy, the amount and timing of losses actually incurred and reported by insured, the preliminary nature of reports and estimates of loss to date, the impact of the tragedy on the Company's reinsurers, and the amount and timing of reinsurance recoverables actually received. Also, competition in the industry, levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events and economic, market, regulatory, Lloyd's, insurance and reinsurance business conditions and other factors identified in the Company's filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this press release. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                                       2